RESPONSE TO ITEM 77.C.

Results of Special Shareholder Meetings
AAL Variable Products Series Fund, Inc.

Special meetings of the shareholders of each of the Portfolios (the "AAL Portfolios") of AAL Variable Product Series Fund, Inc. (the "Fund") were held on April 7, 2004. The matters voted upon at the meetings and the shares cast for, against, or to abstain are set forth as follows:

A.      The proposed agreement and plan of reorganization with respect to the International Portfolio whereby (a) all of the assets of the International Portfolio would be transferred to the World Growth Portfolio of LB Series Fund, Inc. ("LB Series Fund"), in exchange for shares of equal value from the World Growth Portfolio; (b) the stated accrued and unpaid liabilities of the International Portfolio will be assumed by the World Growth Portfolio; (c) the International Portfolio will distribute pro rata to its shareholders, in complete liquidation, the shares of the World Growth Portfolio received in exchange for its net assets; and (d) the International Portfolio will cease to exist.

      For:         11,899,038.794
      Against:        185,969.507
      Abstain:        212,643.840

B. The proposed agreement and plan of reorganization between the Fund and LB Series Fund, whereby (a) all of the assets of each of the AAL Portfolios (other than the International Portfolio) would be transferred to a comparable series of the LB Series Fund (each a "new LB Portfolio" and collectively the "new LB Portfolios") in exchange for the new LB Portfolio's shares of equal dollar value; (b) all liabilities of the AAL Portfolios would be assumed by the comparable new LB Portfolio; (c) each AAL Portfolio would distribute pro rata to its shareholders, in complete liquidation, the shares of the corresponding new LB Portfolio received in exchange for its net assets; and (d) each AAL Portfolio would cease to exist.

Technology Stock Portfolio
      For:         6,488,231.559
      Against:       170,746.658
      Abstain:       108,549.359

Small Cap Stock Portfolio
      For:        12,599,468.333
      Against:       188,095.461
      Abstain:       219,449.592

Small Cap Value Portfolio
      For:         1,757,093.496
      Against:        30,422.059
      Abstain:        34,490.135

Small Cap Index Portfolio
      For:        23,729,443.917
      Against:       630,122.153
      Abstain:       777,263.880

Mid Cap Stock Portfolio
      For:         7,339,864.619
      Against:       146,174.204
      Abstain:       233,953.852

Mid Cap Index Portfolio
      For:         6,997,870.789
      Against:       122,689.741
      Abstain:       164,135.045

Capital Growth Portfolio
      For:        34,436,474.896
      Against:       761,536.972
      Abstain:     1,058,654.645

Large Company Index Portfolio
      For:        35,239,539.668
      Against:       969,074.495
      Abstain:     1,063,951.227

Real Estate Securities Portfolio
      For:         4,737,975.667
      Against:        53,771.771
      Abstain:       143,471.143

Balanced Portfolio
      For:        47,261,825.831
      Against:       974,144.698
      Abstain:     1,843,092.056

High Yield Bond Portfolio
      For:        11,671,382.929
      Against:       141,324.078
      Abstain:       308,191.438

Bond Index Portfolio
      For:        22,590,575.690
      Against:       450,129.480
      Abstain:       728,588.808

Mortgage Securities Portfolio
      For:         3,082,831.113
      Against:        38,250.832
      Abstain:        72,647.093